PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
August 27, 2012

Contact:     Dana Perlman
Treasurer and Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. REPORTS 2012 SECOND QUARTER RESULTS

•	NON-GAAP EPS OF $1.25 EXCEEDED THE TOP END OF THE COMPANY’S GUIDANCE BY $0.05; GAAP EPS WAS $1.19

•	CONTINUED MOMENTUM IN TOMMY HILFIGER NORTH AMERICAN AND EUROPEAN BUSINESSES DROVE EARNINGS PERFORMANCE

•	FULL YEAR NON-GAAP EPS GUIDANCE RAISED TO $6.25 TO $6.32, AN INCREASE OF 16% TO 17% OVER THE PRIOR YEAR’S NON-GAAP EPS

New York, New York – PVH Corp. [NYSE: PVH] reported 2012 second quarter and year to date results.

Non-GAAP Amounts:
The discussions of historical results in this release that refer to non-GAAP amounts exclude the items which are described in this release under the heading “Non-GAAP Exclusions.” Reconciliations of GAAP to non-GAAP amounts are presented later in this release and identify and quantify all excluded items.

Overview of Second Quarter Results:

•	Earnings per share was $1.25 on a non-GAAP basis, which exceeded the Company’s guidance and represents a 17% increase over the prior year period’s non-GAAP earnings per share of $1.07.

•	GAAP earnings per share was $1.19 and represents a 29% increase over the prior year period’s GAAP earnings per share of $0.92.

•
Revenue of $1.337 billion was relatively flat as compared to the prior year period and was negatively impacted by $56 million, or 4%, attributable to foreign currency translation ($41 million) and the exit from the Izod women’s and Timberland wholesale sportswear businesses ($15 million). On a constant currency basis and excluding the impact of exited businesses, revenue increased 4%.

Second Quarter Business Review:
Tommy Hilfiger
Revenue in the Tommy Hilfiger business increased 4% over the prior year’s second quarter to $721.9 million, including a negative impact of $39 million, or 6%, related to foreign currency translation. On a constant currency basis, Tommy Hilfiger revenue increased 10%. The strong revenue increase was due principally to (i) retail comparable store sales growth of 11% in North America; and (ii) European retail comparable store sales growth of 15% and European wholesale growth of 9%, despite the ongoing challenging economic conditions in Europe.

On a non-GAAP basis, earnings before interest and taxes for the Tommy Hilfiger business increased 28% to $97.3 million from $75.8 million in the prior year’s second quarter, driven by the revenue increases discussed above and an improvement in operating margin. The operating margin increase was driven primarily by higher gross margins resulting from a significant increase in average unit retail selling prices globally, combined with the leveraging of expenses and operating expense synergies resulting from the Tommy Hilfiger North America integration. These positive results were partially offset by weakness in Japan, where the Company is currently in the process of strategically repositioning and investing in the brand.

On a GAAP basis, earnings before interest and taxes for the Tommy Hilfiger business increased 36% to $93.8 million, as compared to $69.1 million in the prior year’s second quarter. This increase was due principally to the net impact of the overall revenue and operating margin increases noted above, combined with a decrease in integration and restructuring costs.

Calvin Klein
The Calvin Klein business posted a 5% increase in revenue to $251.2 million from $239.9 million in the prior year’s second quarter. Comparable store sales for the Company’s North American Calvin Klein outlet retail business grew 5% in the quarter. On a constant currency basis, Calvin Klein royalty revenue increased 6%. Including a negative impact of $2 million, or 3%, related to foreign currency translation, Calvin Klein royalty revenue increased 3%. This increase was driven by strong performance globally in fragrance, women’s sportswear, dresses, footwear and handbags and was partially offset by a 10% decline in royalty revenue related to the Company’s global jeans and underwear licensee.

Earnings before interest and taxes for the Calvin Klein business was $60.2 million as compared to the prior year’s second quarter amount of $66.1 million. Calvin Klein revenue growth, which included higher average unit retail selling prices, was more than offset by a planned shift of approximately $10 million in advertising expenses into the second quarter.

Heritage Brands
Total revenue for the Heritage Brands business decreased 10% to $363.5 million as compared to $401.7 million in the prior year’s second quarter, driven in large part by a $15 million, or 4%, negative impact related to the exit from the Izod women’s and Timberland sportswear businesses. Excluding the impact of exited businesses, revenue for the Heritage Brands business decreased 6%. Comparable store sales in the Heritage Brands retail business were relatively flat compared to the prior year period, while the Company’s ongoing wholesale businesses experienced a 10% decrease, due principally to a reduction in dress furnishings sales to a mid-tier department store retailer.

Earnings before interest and taxes for the Heritage Brands business was $23.2 million, as compared to the prior year’s second quarter of $30.9 million on a non-GAAP basis and $24.3 million on a GAAP basis. The decrease in earnings before interest and taxes on a non-GAAP basis was due principally to the revenue decrease mentioned above. On a GAAP basis, this decrease was partially offset by the absence of certain costs incurred in 2011 in connection with the Company’s termination of its license to market sportswear under the Timberland brand.

Second Quarter Consolidated Earnings:
On a non-GAAP basis, earnings before interest and taxes increased to $154.2 million from $151.4 million in the prior year’s second quarter, including a negative impact of $6 million related to foreign currency translation and a $5.2 million increase in corporate expenses due principally to an increase in pension expense resulting from a decrease in discount rates. The overall increase in non-GAAP earnings before interest and taxes was driven by an increase of $21.6 million in the Tommy Hilfiger business, which includes a $4 million negative impact due to foreign currency translation. This increase was partially offset by earnings decreases of $7.7 million in the Heritage Brands business and $5.8 million in the Calvin Klein business, which includes the shift in advertising expenditures noted above of approximately $10 million along with a $2 million negative impact due to foreign currency translation.

On a GAAP basis, earnings before interest and taxes increased to $149.7 million as compared to $133.5 million in the prior year’s second quarter. The increase was due principally to a decrease of $13.3 million in integration and restructuring costs, combined with the net effect of the changes discussed above.

Net interest expense decreased $3.1 million as compared to the prior year’s second quarter to $28.4 million, due principally to lower debt levels in the current quarter.

The effective tax rate was 26.9% on a non-GAAP basis as compared to 34.7% on a non-GAAP basis in the prior year’s second quarter. The effective tax rate was 27.7% on a GAAP basis, as compared to 34.6% on a GAAP basis in the prior year’s second quarter. Continuing to positively impact the Company’s 2012 tax rates is an increase in the portion of the Company’s earnings being generated by the international Tommy Hilfiger business, a significant portion of which is subject to favorable tax rates, as well as the continuation of the tax synergies resulting from the Tommy Hilfiger acquisition.

Six Months Consolidated Results:

•	Earnings per share on a non-GAAP basis was $2.55 as compared to $2.31 for the prior year.

•	GAAP earnings per share was $2.46 as compared to $1.71 for the prior year.

•
Revenue increased 2% to $2.764 billion, including a negative impact of 3% attributable to foreign currency translation and the exited sportswear businesses. The overall $60.4 million increase in revenue was due to the net impact of:

◦
A 6%, or $84.0 million, increase in the Tommy Hilfiger business, including a negative impact of 4% related to foreign currency translation. This increase was due principally to retail comparable store sales growth of 13% in North America and 11% in Europe, combined with growth of 9% in the European wholesale business.

◦
A 6%, or $27.8 million, increase in the Calvin Klein business. Comparable store sales for the Company’s Calvin Klein outlet retail business grew 7% and royalty revenue increased 2%, including a negative impact of 2% related to foreign currency translation.

◦
A 6%, or $51.4 million, decrease in the Heritage Brands business, including a negative impact of 2% related to the exited sportswear businesses. Comparable store sales in the Heritage Brands retail business remained relatively flat, while the Company’s ongoing wholesale businesses experienced an 8% decrease.

•	On a non-GAAP basis, earnings before interest and taxes decreased $8.7 million to $309.8 million. This change resulted from:

◦
A $33.6 million increase in the Tommy Hilfiger business due principally to the revenue increase mentioned above combined with higher operating margins due to an increase in average unit retail selling prices and expense leverage.

◦	A $3.1 million decrease in the Calvin Klein business, as revenue growth was more than offset by a planned decrease in gross margin rates resulting from higher product costs.

◦	A $29.4 million decrease in the Heritage Brands business due principally to the revenue decrease mentioned above, combined with planned lower gross margin rates driven by higher product costs.

◦	A $9.9 million increase in corporate expenses due principally to an increase in pension expense resulting from a decrease in discount rates.

•	GAAP earnings before interest and taxes increased $48.0 million to $301.9 million. Earnings increases of $60.4 million in the Tommy Hilfiger business and a reduction in corporate expenses of $13.5 million were due to the above-mentioned items, combined with lower integration, restructuring and debt modification costs. These increases were partially offset by decreases of $22.7 million and $3.1 million in the Heritage Brands and Calvin Klein businesses, respectively, due principally to the above-mentioned items.

•
On a non-GAAP basis, the effective tax rate was 25.6% as compared to 33.9% in the prior year. The GAAP effective tax rate was 26.0% as compared to 34.3% for the prior year. The Company’s 2012 tax rates were positively impacted by a greater portion of the Company’s earnings being generated by the Company’s international Tommy Hilfiger business, a significant portion of which is subject to favorable tax rates, as well as the continuation of the tax synergies resulting from the Tommy Hilfiger acquisition.

Balance Sheet:
The Company ended the quarter with a net debt position of $1.594 billion, comprised of $1.856 billion of debt, net of $262.0 million of cash. During the second quarter, the Company made payments totaling $59.4 million on its outstanding term loans, for total term loan payments of approximately $90 million during the first half of 2012 and approximately $790 million since the date of the Tommy Hilfiger acquisition, the majority of which were voluntary and ahead of schedule. The Company plans to make term loan payments of approximately $210 million during the remainder of 2012.

Ending inventories were flat as compared to the prior year’s second quarter. The Company remains very comfortable with the quality of its inventory.

2012 Guidance:
Please see the section entitled “Full Year and Third Quarter Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Full Year Guidance
Revenue in 2012 is currently projected to increase 1% to 2% as compared to $5.891 billion in 2011. On a constant currency basis and excluding the impact of the exited businesses,

2012 revenue is projected to increase 5% to 6%. Foreign currency translation is expected to have a negative revenue impact of approximately $150 million, while the exit from the Izod women’s and Timberland wholesale sportswear businesses is expected to reduce revenue by approximately $100 million, for a total decrease in revenue of approximately 4% related to these items.

Revenue for the Tommy Hilfiger business is expected to increase 2% to 3% as compared to $3.051 billion in 2011, including a negative foreign currency translation impact of approximately 5%. Revenue for the Calvin Klein business is expected to grow 6% to 7% as compared to $1.065 billion in 2011. Calvin Klein royalty revenue is expected to be negatively impacted by foreign currency translation, the upcoming reacquisition of the ck Calvin Klein European apparel and accessories licenses and the ongoing challenging business for the jeans and underwear product categories in Europe and the U.S. Revenue for the Heritage Brands business is expected to decrease 4% to 5% as compared to $1.775 billion in 2011, due to a 6% negative impact related to the previously mentioned exited sportswear businesses.

On a non-GAAP basis, earnings per share in 2012 is currently projected to be in the range of $6.25 to $6.32, an increase of 16% to 17% over the 2011 amount of $5.38. This estimate includes a negative impact of approximately $0.25 per share due to projected foreign currency translation and higher pension expense of approximately $0.15 per share, due in large part to a decrease in discount rates. Anticipated debt payments of approximately $300 million for the full year 2012, combined with the effect of debt payments made during 2011, are expected to result in a decrease to net interest expense of approximately $0.12 per share as compared to 2011. The Company continues to estimate that the 2012 effective tax rate will be 23.5% to 24.0%.

Third Quarter Guidance
Third quarter revenue in 2012 is currently projected to decrease 2% to 3% as compared to the prior year’s third quarter amount of $1.654 billion. On a constant currency basis and excluding the impact of the exited businesses, third quarter revenue in 2012 is projected to increase approximately 3% to 4%. Foreign currency translation is expected to have a negative revenue impact of approximately $55 million, while the exit from the Izod women’s and Timberland wholesale sportswear businesses is expected to reduce revenue by approximately $50 million, for a total decrease in revenue of approximately 6% related to these items.

Revenue for the Tommy Hilfiger business is expected to decrease 2% to 3% as compared to the third quarter of 2011, including a 6% negative impact due to projected foreign currency translation. Revenue for the Calvin Klein business is expected to grow approximately 4% as compared to the third quarter of 2011. Revenue for the Heritage Brands business is expected to decrease 5% to 6% as compared to the third quarter of 2011, due primarily to a 10% negative impact related to the exited sportswear businesses.

On a non-GAAP basis, earnings per share for the third quarter is currently projected to be in the range of $2.20 to $2.25, an increase of 16% to 19% over $1.89 in the prior year’s third quarter, which includes negative impacts related to projected foreign currency translation of approximately $0.10 per share and an increase in pension expense of approximately $0.04 per share, partially offset by a decline in overall advertising expense of approximately $0.10 per share. The Company currently estimates that the third quarter 2012 effective tax rate will be 23.0% to 23.5%.

CEO Comments:
Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer, noted, “Our better than expected second quarter results reflect the continued momentum and ongoing operating efficiencies across our business model. The exceptional performance of Tommy Hilfiger allowed us to exceed our earnings expectations, despite the cost pressures and the economic uncertainty that have impacted the global marketplace. The strength of the Tommy Hilfiger brand was epitomized by the brand’s performance in Europe despite the ongoing economic headwinds in that region. In addition, Calvin Klein continued to post solid revenue increases in the quarter despite the soft performance of the global jeans and underwear businesses. Excluding the planned shift of advertising expenditures into the quarter, Calvin Klein would have generated improved operating performance over last year.”

Mr. Chirico added, “We have raised our full year earnings guidance based on our better than expected second quarter performance, the positive impact from lower product costs beginning with Fall deliveries and our belief that the strength of our brands will continue to drive revenue and profitability increases throughout the remainder of 2012.”

Mr. Chirico continued, “We look forward to the growth opportunities that are in progress for our global designer brands, Calvin Klein and Tommy Hilfiger, as we continue to expand into new product categories and geographic markets. We are refining our strategy and business plans for bringing the Tommy Hilfiger European men’s tailored apparel and ck Calvin Klein European apparel and accessories businesses in house in 2013. We have been successful in expanding the market share, penetration and global reach of our brands, despite the macroeconomic headwinds, and believe we can continue to grow our businesses profitably in the future by identifying and executing additional strategic opportunities for all of our brands.”

Mr. Chirico concluded, “As we head into the second half of the year, we remain firm in our belief that the sound execution of our business strategies, investment in our world-class brands and concentration on our strong balance sheet will continue to drive long-term growth and will position us to deliver strong earnings results in 2012 and beyond.”

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•
Pre-tax costs of $69.5 million incurred in 2011 in connection with the integration of Tommy Hilfiger and the related restructuring, of which $30.5 million was incurred in the first quarter, $11.2 million was incurred in the second quarter, $9.3 million was incurred in the third quarter, and $18.6 million was incurred in the fourth quarter.

•	Pre-tax costs of $16.2 million incurred in the first quarter of 2011 in connection with the amendment and restatement of the Company’s credit facility.

•
Pre-tax costs of $8.1 million incurred in 2011 in connection with the Company’s negotiated early termination of its license to market sportswear under the Timberland brand and the Company’s 2012 exit from the Izod women’s wholesale sportswear business, of which $6.7 million was incurred in the second quarter, $0.5 million was incurred in the third quarter and $1.0 million was incurred in the fourth quarter.

•
A pre-tax expense of $20.7 million incurred in the third quarter of 2011 in connection with the Company’s reacquisition of the rights in India to the Tommy Hilfiger trademarks that had been subject to a perpetual license, as under accounting rules, the Company was required to record an expense due to settling the preexisting license agreement, which was unfavorable to the Company.

•	A tax benefit of $5.4 million recorded in the fourth quarter of 2011 resulting from revaluing certain deferred tax liabilities in connection with a decrease in the statutory tax rate in Japan.

•
Pre-tax costs of approximately $15 million expected to be incurred in 2012 principally in connection with the integration of Tommy Hilfiger and the related restructuring, of which $3.3 million was incurred in the first quarter, $4.5 million was incurred in the second quarter and approximately $5 million is expected to be incurred in the third quarter.

•
Estimated tax effects associated with the above pre-tax costs, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded as an acquisition, integration, restructuring or debt modification cost to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur. All items above were identified as either primarily tax deductible in the United States, in which case the Company assumed a combined federal and state tax rate of 38.0%, or as non-deductible, in which case the Company assumed no tax benefit.

Please see Tables 1 through 5 and the section entitled “Full Year and Third Quarter Reconciliations of GAAP to Non-GAAP Amounts” later in this release for reconciliations of GAAP to non-GAAP amounts.

The Company webcasts its conference calls to review its earnings releases. The Company’s conference call to review its second quarter earnings release is scheduled for Tuesday, August 28, 2012 at 9:00 a.m. EDT. Please log on either to the Company’s web site at www.pvh.com and go to the Press Releases page under the Investors tab or to www.companyboardroom.com to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends. Please log on to www.pvh.com or www.companyboardroom.com as described above to listen to the replay. In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held. The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode #7944267. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue and earnings, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) in connection with the acquisition of Tommy Hilfiger B.V. and certain affiliated companies, the Company borrowed significant amounts, may be considered to be highly leveraged, and uses a significant portion of its cash flows to service such indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors; (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory; (v) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), changes in available factory and shipping capacity, wage and shipping cost escalation, and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (vi) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure; (vii) acquisitions and issues arising with acquisitions and proposed transactions, including, without limitation, the ability to integrate an acquired entity into the Company with no substantial adverse affect on the acquired entity’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (viii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; and (ix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. A reconciliation of these measures is included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.pvh.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Income Statements
(In thousands, except per share data)

	Quarter Ended		Six Months Ended
	7/29/12	7/31/11	7/29/12	7/31/11

Net sales	$1,219,620	$1,227,730	$2,532,469	$2,484,716
Royalty revenue	82,513	77,019	167,973	159,011
Advertising and other revenue	34,490	29,695	63,587	59,901
Total revenue	$1,336,623	$1,334,444	$2,764,029	$2,703,628

Gross profit on net sales	$625,658	$617,418	$1,267,930	$1,233,799
Gross profit on royalty, advertising and other revenue	117,003	106,714	231,560	218,912
Total gross profit	742,661	724,132	1,499,490	1,452,711

Selling, general and administrative expenses	592,929	590,653	1,199,434	1,182,555

Debt modification costs				16,233

Equity in (loss) income of unconsolidated affiliates	(74)		1,850

Earnings before interest and taxes	149,658	133,479	301,906	253,923

Interest expense, net	28,355	31,446	57,599	64,516

Pre-tax income	121,303	102,033	244,307	189,407

Income tax expense	33,601	35,304	63,491	65,011

Net income	$87,702	$66,729	$180,816	$124,396

Diluted net income per common share(1)	$1.19	$0.92	$2.46	$1.71

	Quarter Ended		Six Months Ended
	7/29/12	7/31/11	7/29/12	7/31/11

Depreciation and amortization expense	$34,333	$31,966	$67,792	$66,447

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)	Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of diluted net income per common share.

PVH CORP.
Non-GAAP Measures
(In thousands, except per share data)

The Company believes presenting its results excluding (i) the costs incurred in 2012 and 2011 in connection with its integration of Tommy Hilfiger and the related restructuring; (ii) the costs incurred in 2011 in connection with the modification of its credit facility; (iii) the costs incurred in 2011 in connection with the negotiated early termination of its license to market sportswear under the Timberland brand; and (iv) the tax effects associated with these costs, which are on a non-GAAP basis for each year, provides useful additional information to investors. The Company believes that the exclusion of such amounts facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company also excludes these costs in connection with certain incentive compensation calculations.

The following table presents the Company’s GAAP revenue and the non-GAAP measures that are discussed in this release. Please see Tables 1 through 5 for reconciliations of the GAAP amounts to non-GAAP amounts.

	Quarter Ended		Six Months Ended
	7/29/12	7/31/11	7/29/12	7/31/11

GAAP total revenue	$1,336,623	$1,334,444	$2,764,029	$2,703,628

Non-GAAP Measures
Total gross profit(1)		$726,285		$1,454,864
Selling, general and administrative expenses(2)	$588,388	574,930	$1,191,577	1,136,373
Earnings before interest and taxes(3)	154,199	151,355	309,763	318,491
Income tax expense(4)	33,852	41,609	64,674	86,119
Net income(5)	91,992	78,300	187,490	167,856
Diluted net income per common share(6)	$1.25	$1.07	$2.55	$2.31

(1) Please see Table 3 for reconciliation of GAAP to non-GAAP gross profit.
(2) Please see Table 4 for reconciliation of GAAP to non-GAAP selling, general and administrative expenses (“SG&A”).
(3) Please see Table 2 for reconciliation of GAAP earnings before interest and taxes to non-GAAP earnings before interest and taxes.
(4)    Please see Table 5 for reconciliation of GAAP income tax expense to non-GAAP income tax expense and an explanation of the calculation of the tax effects associated with integration, restructuring and debt modification costs.

(5) Please see Table 1 for reconciliation of GAAP net income to non-GAAP net income.
(6) Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of diluted net income per common share.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In thousands, except per share data)

Table 1 - Reconciliation of GAAP net income to non-GAAP net income

	Quarter Ended		Six Months Ended
	7/29/12	7/31/11	7/29/12	7/31/11

Net income	$87,702	$66,729	$180,816	$124,396

Diluted net income per common share(1)	$1.19	$0.92	$2.46	$1.71

Items excluded:

Inventory liquidation costs associated with exit of certain Tommy Hilfiger product categories (gross margin)		2,153		2,153

SG&A expenses associated with Tommy Hilfiger integration and related restructuring	4,541	9,073	7,857	39,532

SG&A expenses associated with negotiated termination of license to market Timberland sportswear		6,650		6,650

Debt modification costs				16,233

Tax effect of the items above(2)	(251)	(6,305)	(1,183)	(21,108)

Non-GAAP net income	$91,992	$78,300	$187,490	$167,856

Non-GAAP diluted net income per common share(1)	$1.25	$1.07	$2.55	$2.31

(1) Please see Note A in the Notes to the Consolidated GAAP Income Statements for reconciliations of diluted net income per common share.
(2) Please see Table 5 for an explanation of the calculation of the tax effects of the above items.

Table 2 - Reconciliation of GAAP earnings before interest and taxes to non-GAAP earnings before interest and taxes

	Quarter Ended		Six Months Ended
	7/29/12	7/31/11	7/29/12	7/31/11

Earnings before interest and taxes	$149,658	$133,479	$301,906	$253,923

Items excluded:

Inventory liquidation costs associated with exit of certain Tommy Hilfiger product categories (gross margin)		2,153		2,153

SG&A expenses associated with Tommy Hilfiger integration and related restructuring	4,541	9,073	7,857	39,532

SG&A expenses associated with negotiated termination of license to market Timberland sportswear		6,650		6,650

Debt modification costs				16,233

Non-GAAP earnings before interest and taxes	$154,199	$151,355	$309,763	$318,491

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In thousands)

Table 3 - Reconciliation of GAAP gross profit to non-GAAP gross profit

	Quarter Ended	Six Months Ended
	7/31/11	7/31/11

Gross profit	$724,132	$1,452,711

Items excluded:

Inventory liquidation costs associated with exit of certain Tommy Hilfiger product categories	2,153	2,153

Non-GAAP gross profit	$726,285	$1,454,864

Table 4 - Reconciliation of GAAP SG&A to non-GAAP SG&A

	Quarter Ended		Six Months Ended
	7/29/12	7/31/11	7/29/12	7/31/11

SG&A	$592,929	$590,653	$1,199,434	$1,182,555

Items excluded:

SG&A expenses associated with Tommy Hilfiger integration and related restructuring	(4,541)	(9,073)	(7,857)	(39,532)

SG&A expenses associated with negotiated termination of license to market Timberland sportswear		(6,650)		(6,650)

Non-GAAP SG&A	$588,388	$574,930	$1,191,577	$1,136,373

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In thousands)

Table 5 - Reconciliation of GAAP income tax expense to non-GAAP income tax expense

	Quarter Ended		Six Months Ended
	7/29/12	7/31/11	7/29/12	7/31/11

Income tax expense	$33,601	$35,304	$63,491	$65,011

Items excluded:

Income tax effect of integration, restructuring and debt modification costs (1)	251	6,305	1,183	21,108

Non-GAAP income tax expense	$33,852	$41,609	$64,674	$86,119

(1) The estimated tax effects of the Company’s integration, restructuring and debt modification costs are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded as an integration, restructuring and debt modification cost to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur. All of the Company’s integration, restructuring and debt modification costs were identified as either primarily tax deductible in the United States, in which case the Company assumed a combined federal and state tax rate of 38.0%, or as non-deductible, in which case the Company assumed no tax benefit.

PVH CORP.
Notes to Consolidated GAAP Income Statements
(In thousands, except per share data)

A.    The Company computed its diluted net income per common share as follows:

	Quarter Ended				Quarter Ended
	7/29/12				7/31/11
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments		Results	Results	Adjustments		Results

Net income	$87,702	$(4,290)	(1)	$91,992	$66,729	$(11,571)	(2)	$78,300

Weighted average common shares	70,403			70,403	67,129			67,129
Weighted average dilutive securities	1,105			1,105	1,551			1,551
Weighted average impact of assumed convertible preferred stock conversion	2,095			2,095	4,189			4,189
Total shares	73,603			73,603	72,869			72,869

Diluted net income per common share	$1.19			$1.25	$0.92			$1.07

	Six Months Ended				Six Months Ended
	7/29/12				7/31/11
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments		Results	Results	Adjustments		Results

Net income	$180,816	$(6,674)	(1)	$187,490	$124,396	$(43,460)	(2)	$167,856

Weighted average common shares	69,471			69,471	66,964			66,964
Weighted average dilutive securities	1,346			1,346	1,578			1,578
Weighted average impact of assumed convertible preferred stock conversion	2,785			2,785	4,189			4,189
Total shares	73,602			73,602	72,731			72,731

Diluted net income per common share	$2.46			$2.55	$1.71			$2.31

(1)
Represents the impact on net income in the period ended July 29, 2012 from the elimination of (i) the costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring; and (ii) the tax effects associated with these costs. Please see Table 1 for a reconciliation of GAAP net income to non-GAAP net income.

(2)
Represents the impact on net income in the period ended July 31, 2011 from the elimination of (i) the costs incurred in connection with the Company’s integration of Tommy Hilfiger and related restructuring; (ii) the costs incurred in connection with the Company’s modification of its credit facility; (iii) the costs incurred in connection with the Company’s negotiated early termination of its license to market sportswear under the Timberland brand; and (iv) the tax effects associated with these costs. Please see Table 1 for a reconciliation of GAAP net income to non-GAAP net income.

PVH CORP.
Consolidated Balance Sheets
(In thousands)

	July 29,	July 31,
	2012	2011
ASSETS
Current Assets:
Cash and Cash Equivalents	$261,986	$287,691
Receivables	425,665	413,846
Inventories	909,447	912,988
Other Current Assets	222,840	168,714
Total Current Assets	1,819,938	1,783,239
Property, Plant and Equipment	484,443	426,367
Goodwill and Other Intangible Assets	4,261,467	4,569,737
Other Assets	165,640	140,786
	$6,731,488	$6,920,129

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$968,581	$942,908
Short-Term Borrowings	52,791	13,006
Current Portion of Long-Term Debt	88,021	51,816
Other Liabilities	1,125,431	1,111,132
Long-Term Debt	1,715,464	2,090,062
Stockholders’ Equity	2,781,200	2,711,205
	$6,731,488	$6,920,129

PVH CORP.
Segment Data
(In thousands)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	7/29/12	7/31/11
Heritage Brand Wholesale Dress Furnishings
Net sales	$105,567	$123,771
Royalty revenue	1,315	1,468
Advertising and other revenue	830	414
Total	107,712	125,653

Heritage Brand Wholesale Sportswear
Net sales	77,933	96,107
Royalty revenue	2,544	2,707
Advertising and other revenue	359	475
Total	80,836	99,289

Heritage Brand Retail
Net sales	173,473	175,212
Royalty revenue	1,229	1,239
Advertising and other revenue	236	277
Total	174,938	176,728

Total Heritage Brands
Net sales	356,973	395,090
Royalty revenue	5,088	5,414
Advertising and other revenue	1,425	1,166
Total	363,486	401,670

Other (Calvin Klein Apparel)
Net sales	153,691	148,911
Total	153,691	148,911

Calvin Klein Licensing
Net sales	8,979	7,993
Royalty revenue	59,246	57,555
Advertising and other revenue	29,315	25,441
Total	97,540	90,989

Total Calvin Klein
Net sales	162,670	156,904
Royalty revenue	59,246	57,555
Advertising and other revenue	29,315	25,441
Total	251,231	239,900

Tommy Hilfiger North America
Net sales	324,482	293,760
Royalty revenue	5,101	4,260
Advertising and other revenue	2,285	2,005
Total	331,868	300,025

Tommy Hilfiger International
Net sales	375,495	381,976
Royalty revenue	13,078	9,790
Advertising and other revenue	1,465	1,083
Total	390,038	392,849

Total Tommy Hilfiger
Net sales	699,977	675,736
Royalty revenue	18,179	14,050
Advertising and other revenue	3,750	3,088
Total	721,906	692,874

Total Revenue
Net sales	1,219,620	1,227,730
Royalty revenue	82,513	77,019
Advertising and other revenue	34,490	29,695
Total	$1,336,623	$1,334,444

PVH CORP.
Segment Data (continued)
(In thousands)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	7/29/12			7/31/11
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP(3)	Adjustments(2)	Results(3)

Heritage Brand Wholesale Dress Furnishings	$9,640		$9,640	$14,284		$14,284

Heritage Brand Wholesale Sportswear	4,203		4,203	(5,204)	$(6,650)	1,446

Heritage Brand Retail	9,358		9,358	15,188		15,188

Total Heritage Brands	23,201		23,201	24,268	(6,650)	30,918

Other (Calvin Klein Apparel)	14,913		14,913	22,114		22,114

Calvin Klein Licensing	45,314		45,314	43,941		43,941

Total Calvin Klein	60,227		60,227	66,055		66,055

Tommy Hilfiger North America	52,693		52,693	31,426	(6,651)	38,077

Tommy Hilfiger International	41,113	$(3,497)	44,610	37,673		37,673

Total Tommy Hilfiger	93,806	(3,497)	97,303	69,099	(6,651)	75,750

Corporate	(27,576)	(1,044)	(26,532)	(25,943)	(4,575)	(21,368)

Total earnings before interest and taxes	$149,658	$(4,541)	$154,199	$133,479	$(17,876)	$151,355

(1)	Adjustments for the quarter ended July 29, 2012 represent the elimination of the costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring.

(2)
Adjustments for the quarter ended July 31, 2011 represent the elimination of the costs incurred in connection with the Company’s (i) integration of Tommy Hilfiger and the related restructuring; and (ii) negotiated early termination of its license to market sportswear under the Timberland brand.

(3)
In the fourth quarter of 2011, the Company changed the way actuarial gains and losses from its defined benefit pension plans are allocated to its reportable segments. Actuarial gains and losses are now included as part of corporate expenses and are not allocated to any reportable segment. Prior periods have been restated in order to present that information on a basis consistent with the current year.

PVH CORP.
Segment Data (continued)
(In thousands)

REVENUE BY SEGMENT
	Six Months Ended	Six Months Ended
	7/29/12	7/31/11
Heritage Brand Wholesale Dress Furnishings
Net sales	$225,453	$258,460
Royalty revenue	2,832	2,953
Advertising and other revenue	1,537	818
Total	229,822	262,231

Heritage Brand Wholesale Sportswear
Net sales	212,165	231,561
Royalty revenue	5,007	5,148
Advertising and other revenue	820	881
Total	217,992	237,590

Heritage Brand Retail
Net sales	307,655	306,889
Royalty revenue	2,432	2,537
Advertising and other revenue	507	518
Total	310,594	309,944

Total Heritage Brands
Net sales	745,273	796,910
Royalty revenue	10,271	10,638
Advertising and other revenue	2,864	2,217
Total	758,408	809,765

Other (Calvin Klein Apparel)
Net sales	317,166	295,342
Total	317,166	295,342

Calvin Klein Licensing
Net sales	17,223	15,435
Royalty revenue	124,719	122,439
Advertising and other revenue	54,242	52,330
Total	196,184	190,204

Total Calvin Klein
Net sales	334,389	310,777
Royalty revenue	124,719	122,439
Advertising and other revenue	54,242	52,330
Total	513,350	485,546

Tommy Hilfiger North America
Net sales	623,462	561,397
Royalty revenue	9,625	7,121
Advertising and other revenue	3,972	3,291
Total	637,059	571,809

Tommy Hilfiger International
Net sales	829,345	815,632
Royalty revenue	23,358	18,813
Advertising and other revenue	2,509	2,063
Total	855,212	836,508

Total Tommy Hilfiger
Net sales	1,452,807	1,377,029
Royalty revenue	32,983	25,934
Advertising and other revenue	6,481	5,354
Total	1,492,271	1,408,317

Total Revenue
Net sales	2,532,469	2,484,716
Royalty revenue	167,973	159,011
Advertising and other revenue	63,587	59,901
Total	$2,764,029	$2,703,628

PVH CORP.
Segment Data (continued)
(In thousands)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Six Months Ended			Six Months Ended
	7/29/12			7/31/11
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP(3)	Adjustments(2)	Results(3)

Heritage Brand Wholesale Dress Furnishings	$18,556		$18,556	$34,935		$34,935

Heritage Brand Wholesale Sportswear	15,573		15,573	9,067	$(6,650)	15,717

Heritage Brand Retail	6,814		6,814	19,689		19,689

Total Heritage Brands	40,943		40,943	63,691	(6,650)	70,341

Other (Calvin Klein Apparel)	32,511		32,511	43,057		43,057

Calvin Klein Licensing	86,058		86,058	78,591		78,591

Total Calvin Klein	118,569		118,569	121,648		121,648

Tommy Hilfiger North America	81,627	$(379)	82,006	19,215	(30,142)	49,357

Tommy Hilfiger International	114,593	(3,497)	118,090	116,655	(448)	117,103

Total Tommy Hilfiger	196,220	(3,876)	200,096	135,870	(30,590)	166,460

Corporate	(53,826)	(3,981)	(49,845)	(67,286)	(27,328)	(39,958)

Total earnings before interest and taxes	$301,906	$(7,857)	$309,763	$253,923	$(64,568)	$318,491

(1)	Adjustments for the period ended July 29, 2012 represent the elimination of the costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring.

(2)
Adjustments for the period ended July 31, 2011 represent the elimination of the costs incurred in connection with the Company’s (i) integration of Tommy Hilfiger and the related restructuring; (ii) modification of its credit facility; and (iii) negotiated early termination of its license to market sportswear under the Timberland brand.

(3)
In the fourth quarter of 2011 the Company changed the way actuarial gains and losses from its defined benefit pension plans are allocated to its reportable segments. Actuarial gains and losses are now included as part of corporate expenses not allocated to any reportable segments. Prior periods have been restated in order to present that information on a basis consistent with the current year.

PVH CORP.
Full Year and Third Quarter Reconciliations of GAAP to Non-GAAP Amounts

The Company is presenting its (1) 2012 estimated results excluding (a) the costs expected to be incurred principally in connection with its integration of Tommy Hilfiger and the related restructuring; and (b) the estimated tax effects associated with these costs, and (2) 2011 results excluding (a) the costs incurred in connection with its integration of Tommy Hilfiger and the related restructuring; (b) the costs incurred in connection with the negotiated early termination of its license to market sportswear under the Timberland brand and the 2012 exit from its Izod women’s wholesale sportswear business; (c) the expense associated with settling the unfavorable preexisting license agreement in connection with its buyout of the Tommy Hilfiger perpetual license in India; (d) the costs incurred in connection with the modification of its credit facility; (e) the estimated tax effects associated with these costs; and (f) the tax benefit resulting from revaluing certain deferred tax liabilities in connection with a decrease in the statutory tax rate in Japan. Both the 2012 estimated results and 2011 results are on a non-GAAP basis. The Company believes presenting these results on a non-GAAP basis provides useful additional information to investors. The Company believes that the exclusion of the amounts identified facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding these amounts. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The costs associated with the Company’s integration of Tommy Hilfiger and the related restructuring, the negotiated early termination of its Timberland license and the 2012 exit from the Izod women’s wholesale sportswear business, its buyout of the Tommy Hilfiger perpetual license in India and the modification of its credit facility are also excluded from earnings per share calculations for purposes of incentive compensation awards. The estimated tax effects associated with the above costs are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded or expects to record as an integration, restructuring or debt modification cost to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur. All items above were identified as either primarily tax deductible in the United States, in which case the Company assumed a combined federal and state tax rate of 38.0%, or as non-deductible, in which case the Company assumed no tax benefit.

(Dollar amounts in millions, except per share data)

2012 Net Income Per Common Share Reconciliations	Full Year 2012 (Estimated)	Third Quarter 2012 (Estimated)

GAAP net income per common share	$6.10 - $6.17	$2.15 - $2.20
Estimated per common share impact of after tax integration and restructuring costs	$0.15	$0.05
Net income per common share excluding impact of integration and restructuring costs	$6.25 - $6.32	$2.20 - $2.25

The GAAP net income per common share amounts presented in the above table are being provided solely to comply with applicable SEC rules and are not, and should not be construed to be, guidance for the Company’s 2012 fiscal year. The Company’s net income per common share, as well as the amounts excluded in providing non-GAAP earnings guidance, would be expected to change as a result of acquisition, restructuring, divestment or similar transactions or activities or other one-time events. The Company has no current understanding or agreement regarding any such transaction or definitive plans regarding any such activity.

PVH CORP.
Full Year and Third Quarter Reconciliations of GAAP to Non-GAAP Amounts (Continued)

Reconciliation of GAAP Diluted Net Income Per Common Share to Non-GAAP Diluted Net Income Per Common Share

	Full Year 2011				Third Quarter 2011
	(Actual)				(Actual)
	Results Under GAAP	Adjustments		Non-GAAP Results	Results Under GAAP	Adjustments		Non-GAAP Results

Net income	$317.9	$(74.3)	(1)	$392.2	$112.2	$(26.0)	(2)	$138.2
Total weighted average shares	72.9			72.9	73.0			73.0

Diluted net income per common share	$4.36			$5.38	$1.54			$1.89

(1) Represents the impact on net income in the year ended January 29, 2012 from the elimination of (i) the costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring; (ii) the costs incurred in connection with the Company’s negotiated early termination of its license to market sportswear under the Timberland brand and the 2012 exit from its Izod women’s wholesale sportswear business; (iii) the expense incurred associated with settling the unfavorable preexisting license agreement in connection with the Company’s buyout of the Tommy Hilfiger perpetual license in India; (iv) the costs incurred in connection with the modification of the Company’s credit facility; (v) the estimated tax effects associated with these costs; and (vi) the tax benefit resulting from revaluing certain deferred tax liabilities in connection with a decrease in the statutory tax rate in Japan.

(2) Represents the impact on net income in the quarter ended October 30, 2011 from the elimination of (i) the costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring; (ii) the costs incurred in connection with the Company’s negotiated early termination of its license to market sportswear under the Timberland brand; (iii) the expense incurred associated with settling the unfavorable preexisting license agreement in connection with the Company’s buyout of the Tommy Hilfiger perpetual license in India; and (iv) the tax effects associated with these costs.